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                                                                   EXHIBIT 23.1


                           CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Savings Plan for Hourly Employees of IMC-Agrico, Inc. Represented by Local #968 International Chemical Workers Union of our report dated January 26, 1998, except for Note 24, as to which the date is December 15, 1998, with respect to the consolidated financial statement of IMC Global Inc. for the year ended December 31, 1997, included in its Current Report on Form 8-K dated December 31, 1998, filed with the Securities and Exchange Commission.



Chicago, Illinois             /s/ ERNST & YOUNG LLP
December 31, 1998             --------------------------
                              Ernst & Young LLP